Exhibit 99.1

News from Arch Coal, Inc.
For Further Information:
Media — Kim Link 314-994-2936
FOR IMMEDIATE RELEASE
Dugout Canyon Mine Resumes Longwall Production
     Wellington, Utah (September 9, 2010) — Arch Coal’s Canyon Fuel Company subsidiary today announced that its Dugout Canyon mine in Carbon County, Utah, has restarted its longwall mining system and is in the process of resuming production.
     After production was interrupted on June 22, the company worked closely and cooperatively with the Mine Safety and Health Administration (MSHA) to assess the situation and restart the mine. “We want to extend our great appreciation to the MSHA team for its diligence and hard work during the outage,” said Gene DiClaudio, president of Arch Western Bituminous Group.
     More than 100 of Dugout Canyon’s 275 employees are returning from other company operations in Utah and Colorado where they had been working on temporary assignment. “We were pleased so many Dugout employees offered to work at other locations while the mine was idle,” said DiClaudio.
     Dugout Canyon mine produces approximately 2 percent of Arch’s total annual output. Arch’s Canyon Fuel Company is the largest coal producer in Utah and operates the Sufco, Skyline and Dugout Canyon mines with a total workforce of approximately 800.
     St. Louis-based Arch Coal, Inc. (NYSE:ACI) is the second largest U.S. coal producer. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
# # #
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.